UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    36236E109
                                    ---------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 10 pages

CUSIP NO.    36236E109                              13G
             ---------

--------------------------------------------------------------------------------
0.0.1    Name of Reporting Person                 General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
0.0.2    Check the Appropriate Box                (a) [X]
         if a Member of a Group                   (b)
--------------------------------------------------------------------------------
0.0.3    S.E.C. Use Only

--------------------------------------------------------------------------------
0.0.4    Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                7,428,525
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           7,428,525

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         7,428,525

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      11%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             00

--------------------------------------------------------------------------------

                                                              Page 3 of 10 pages

CUSIP NO.    36236E109                              13G
             ---------

--------------------------------------------------------------------------------
0.0.1    Name of Reporting Person             General Atlantic Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
0.0.2    Check the Appropriate Box            (a) [X]
         if a Member of a Group               (b)
--------------------------------------------------------------------------------
0.0.3    S.E.C. Use Only

--------------------------------------------------------------------------------
0.0.4    Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                7,428,525
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           7,428,525

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         7,428,525

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      11%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

                                                              Page 4 of 10 pages

CUSIP NO.    36236E109                              13G
             ---------

--------------------------------------------------------------------------------
0.0.1    Name of Reporting Person             General Atlantic Partners 16, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
0.0.2    Check the Appropriate Box            (a) [X]
         if a Member of a Group               (b)
--------------------------------------------------------------------------------
0.0.3    S.E.C. Use Only

--------------------------------------------------------------------------------
0.0.4    Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                7,428,525
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           7,428,525

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         7,428,525

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      11%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

                                                              Page 5 of 10 pages


CUSIP NO.    36236E109                              13G
             ---------

--------------------------------------------------------------------------------
0.0.1    Name of Reporting Person             General Atlantic Partners 19, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
0.0.2    Check the Appropriate Box            (a) [X]
         if a Member of a Group               (b)
--------------------------------------------------------------------------------
0.0.3    S.E.C. Use Only

--------------------------------------------------------------------------------
0.0.4    Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                7,428,525
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           7,428,525

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         7,428,525

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      11%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

                                                              Page 6 of 10 pages


CUSIP NO.    36236E109                              13G
             ---------

--------------------------------------------------------------------------------
0.0.1    Name of Reporting Person                GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
0.0.2    Check the Appropriate Box               (a) [X]
         if a Member of a Group                  (b)
--------------------------------------------------------------------------------
0.0.3    S.E.C. Use Only

--------------------------------------------------------------------------------
0.0.4    Citizenship or Place of Organization    New York

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                7,428,525
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           7,428,525

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         7,428,525

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               N/A

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      11%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

                                                              Page 7 of 10 pages

CUSIP NO.    36236E109                              13G
             ---------

Item 1         (a)    Name of Issuer

                      GT Interactive Software Corp.

               (b)    Address of Issuer's Principal Executive Offices

                      16 East 40th Street
                      New York, N.Y.  10016

Item 2         (a)    Names of Persons Filing

                      General Atlantic Partners, LLC ("LLC")
                      General Atlantic Partners II, L.P. ("GAP II")
                      General Atlantic Partners 16, L.P. ("GAP 16")
                      General Atlantic Partners 19, L.P. ("GAP 19")
                      GAP Coinvestment Partners, L.P. ("GAPCO" and, collectively with LLC, GAP II, GAP 16 and GAP 19, the "Reporting Persons")

               (b)    Address of Principal Business Office

                      c/o General Atlantic Service Corporation
                      3 Pickwick Plaza
                      Greenwich, CT 06830

               (c)    Citizenship

                      LLC, GAP II, GAP 16 and GAP 19 -- Delaware
                      GAPCO -- New York

               (d)    Title of Class of Securities

                      Common Stock, par value $.01 per share (the "Shares")

               (e)    CUSIP Number

                      36236E109

Item 3 This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b).

Item 4 As of December 31, 1997, LLC, GAP II, GAP 16, GAP 19 and GAPCO each owned of record no Shares, 504,000 Shares,

                                                              Page 8 of 10 pages

CUSIP NO.    36236E109                              13G
             ---------

               4,184,545 Shares, 2,092,273 Shares and 647,707 Shares,
               respectively, or 0%, 0.7%, 6.2%, 3.1% and 1.0%, respectively, of the issued and outstanding Shares. The general partner of GAP II, GAP 16 and GAP 19 is LLC. The managing members of LLC are Steven
               A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford (collectively, the "LLC Managing Members"). The LLC Managing Members are the general partners of GAPCO. By virtue of the fact that the LLC Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 1997, each of the Reporting Persons may be deemed to own beneficially an aggregate of 7,428,525 Shares or 11% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 7,428,525 Shares that may be deemed to be owned beneficially by each of them.

Item 5         Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person

               See Item 4.

Item 7 Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not applicable.

Item 8         Identification and Classification of Members of the Group

               See Item 4.


Item 9         Notice of Dissolution of Group

               Not applicable.

                                                              Page 9 of 10 pages


CUSIP NO.    36236E109                              13G
             ---------

Item 10        Certification

               Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                             Page 10 of 10 pages

CUSIP NO.    36236E109                              13G
             ---------

                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 1998.

                           GENERAL ATLANTIC PARTNERS, LLC

                           By: /s/ Nancy E. Cooper
                              --------------------------------------------------
                                   Nancy E. Cooper,
                                   a Managing Member

                           GENERAL ATLANTIC PARTNERS II, L.P.

                           By:     GENERAL ATLANTIC PARTNERS, LLC
                                   its General Partner

                           By: /s/ Nancy E. Cooper
                              --------------------------------------------------
                                   Nancy E. Cooper,
                                   a Managing Member

                           GENERAL ATLANTIC PARTNERS 16, L.P.

                           By:     GENERAL ATLANTIC PARTNERS, LLC
                                   its General Partner

                           By: /s/ Nancy E. Cooper
                              --------------------------------------------------
                                   Nancy E. Cooper,
                                   a Managing Member

                           GENERAL ATLANTIC PARTNERS 19, L.P.

                           By:     GENERAL ATLANTIC PARTNERS, LLC
                                   its General Partner

                           By: /s/ Nancy E. Cooper
                              --------------------------------------------------
                                   Nancy E. Cooper,
                                   a Managing Member

                           GAP COINVESTMENT PARTNERS, L.P.

                           By: /s/ Nancy E. Cooper
                              --------------------------------------------------
                                   Nancy E. Cooper,
                                   General Partner